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As filed with the Securities and Exchange Commission on June 21, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

divine, inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	36-4301991 (I.R.S. Employer Identification No.)

1301 North Elston Avenue, Chicago, Illinois 60622
(Address of Principal Executive Offices)                   (Zip Code)

Melita International Corporation 1997 Stock Option Plan
eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan
eshare/divine 2001 Stock Incentive Plan
(Full Title of the Plans)

JUDE M. SULLIVAN, ESQ.
Senior Vice President, General Counsel, and Secretary
1301 North Elston Avenue, Chicago, Illinois 60622
(Name and Address of Agent for Service)

(773) 394-6600
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
D. MARK MCMILLAN, ESQ.
Bell, Boyd & Lloyd LLC
70 West Madison Street, Suite 3300 Chicago, Illinois 60602
(312) 372-1121

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered (1)	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee

Class A common stock, par value $.001 per share	143,183 shares	$7.37 (3)	$1,055,543	$97

Class A common stock, par value $.001 per share	3,869 shares	$4.25 (3)	$16,431	$2

Class A common stock, par value $.001 per share	355,864 shares	$3.54 (3)	$1,257,979	$116

Total	502,916 shares	—	$2,329,952	$214

(1)
Each share of divine Class A common stock is accompanied by a series A junior participating preferred stock purchase right that trades with the divine stock. The value attributed to those rights, if any, is reflected in the market price of the divine stock. Prior to the occurrence of certain events, none of which has occurred as of this date, the rights will not be exercisable or evidenced separately from the divine common stock.

(2)
This registration statement also covers an indeterminate number of shares of divine stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Melita International Corporation 1997 Stock Option Plan, as amended; eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended; and eshare/divine 2001 Stock Incentive Plan, as appropriate, in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(3)
In accordance with Rule 457(f), represents the weighted-average exercise price of outstanding options to purchase shares of divine stock under the Melita International Corporation 1997 Stock Option Plan, as amended and the eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended. In accordance with Rule 457(h), represents the average of the high and low sale price of the Registrant's Class A common stock as quoted in the consolidated reporting system of the Nasdaq National Market on June 18, 2002, with respect to 355,864 shares of Class A common stock that may be issued under the eshare/divine 2001 Stock Incentive Plan.

(4)
These amounts are used solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

        divine, inc., a Delaware corporation ("divine"), is filing this registration statement on Form S-8 (the "Registration Statement") to register an aggregate of 502,916 shares of Class A common stock, par value $0.001 per share, of divine for issuance to holders of options granted under the following stock option plans (the "Plans"), which options have been assumed by divine pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of July 8, 2001 (the "Merger Agreement"), among divine; DES Acquisition Company, a Delaware corporation and a wholly owned subsidiary of divine (the "Merger Sub"); and eshare communications, Inc., a Georgia corporation ("eshare"):

  •
  Melita International Corporation 1997 Stock Option Plan, as amended

  •
  eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended

  •
  eshare/divine 2001 Stock Incentive Plan

        Pursuant to the Merger Agreement, the Merger Sub merged with and into eshare, with eshare surviving as a wholly owned subsidiary of divine (the "Merger"). In connection with the Merger, each share of common stock, no par value per share, of eshare has been converted into the right to receive 3.12 shares of divine Class A common stock. Each outstanding option to purchase shares of eshare common stock with an exercise price that, when divided by 3.12, was greater than $0.56, being the closing sale price of divine Class A common stock on the trading day immediately prior to the effective time of the merger, was terminated. Each outstanding eshare option with an exercise price that, when divided by 3.12, was less than or equal to $0.56, became exercisable, at an exercise price equal to the exercise price of the eshare option divided by 3.12, for a number of shares of divine Class A common stock determined by multiplying the number of shares of eshare common stock subject to such eshare option by 3.12.

        Additionally, under the terms of the Merger Agreement, divine agreed to grant to eshare employees options to purchase shares of divine Class A common stock representing, in the aggregate, 20% of the total number of shares of divine Class A common stock issued to eshare shareholders in the Merger. Of these options, 13% fall under the eshare/divine Stock Incentive Plan. These options will have an exercise price equal to the closing sale price of divine Class A common stock on the trading day immediately prior to the grant date of the options.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

        The information called for in Item I of Form S-8 is currently included in the prospectus for each of the Plans and is not being filed with, or included in, this Form S-8 in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC").

Item 2. Registrant Information and Employee Plan Annual Information.

        divine will provide without charge to each person who has received a copy of any prospectus to which this registration statement relates, upon the written or oral request of that person, a copy of any or all the documents that have been or may be incorporated by reference into this registration statement, other than exhibits to those documents, unless the exhibits are incorporated by reference into those documents. Written requests for copies should be directed to divine's principal executive offices at 1301 North Elston Avenue, Chicago, Illinois 60622, Attention: General Counsel. Telephone requests for copies should be directed to divine's General Counsel at (773) 394-6600.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed by divine with the SEC are incorporated by reference in this registration statement:

  (a)
  divine's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2001 (File No. 0-30043).

  (b)
  divine's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2002 (File No. 0-30043).

  (c)
  divine's Current Reports on Form 8-K or Form 8-K/A filed with the SEC on January 24, 2002; March 14, 2002; March 28, 2002; April 5, 2002; May 2, 2002; May 9, 2002; May 24, 2002; May 31, 2002; June 3, 2002; and June 11, 2002.

  (d)
  The description of divine's class A common stock set forth under the caption "Description of Capital Stock" in divine's registration statement on Form S-1 (Registration No. 333-92851), which description is incorporated by reference in divine's Registration Statement on Form 8-A filed with the SEC on March 21, 2000, as amended by our Form 8-A/A filed on June 4, 2002, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and all subsequent amendments and reports filed for the purpose of updating the description in the Form 8-A.

  (e)
  The description of our series A junior participating preferred stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on February 13, 2001, as amended.

        In addition, all documents that divine files pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, and before the filing of a post-effective amendment, indicating that all securities offered pursuant to this Registration Statement have been sold, or deregistering all the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of filing of those documents. Any statement contained in a document incorporated, or deemed to be incorporated by reference, in this Registration Statement shall be deemed to be modified, or superseded for purposes of this Registration Statement, to the extent that a statement contained in this Registration Statement, or in any subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement, modifies or supersedes that statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of Delaware authorizes divine to indemnify its directors and officers under specified circumstances. divine's Third Amended and Restated Certificate of Incorporation provides for the indemnification of its directors, to the fullest extent authorized by the Delaware General Corporation Law, and of selected officers, employees, or agents, to the extent determined by divine's Board of Directors, except that divine will generally not be obligated to indemnify a person in connection with an action initiated by that person without divine's prior written consent. The indemnification under divine's Third Amended and Restated Certificate of Incorporation obligates divine to pay the expenses of a director, or an officer who is entitled to indemnification, in advance of the final disposition of any proceeding for which indemnification may be had, provided that the payment of these expenses incurred by a director or officer may be made only upon delivery to divine of an undertaking by or on behalf of the director or officer to repay all amounts paid in advance if ultimately the director or officer is not entitled to indemnification. divine has entered into indemnification agreements with each of its directors and executive officers providing for the indemnification discussed above.

        divine's Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws eliminate, to the fullest extent permitted by Delaware law, liability of a director to divine or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to divine or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains an improper personal benefit. Although liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.

        The directors and officers of divine are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

        Insofar as indemnification by divine for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of divine pursuant to the foregoing provisions, divine has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The exhibits to this registration statement are listed below.

  4.1
  Conformed copy of divine's Third Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 2.2 to divine's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

  4.2
  divine's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to divine's Registration Statement on Form S-1, File No. 333-92851 (the "IPO Registration Statement")).

  4.3
  Specimen stock certificate representing Class A common stock (incorporated by reference to Exhibit 4.1 to the IPO Registration Statement).

  4.4
  Melita International Corporation 1997 Stock Option Plan, as amended April 17, 2000.

  4.5
  Form of Option Agreement under the Melita International Corporation 1997 Stock Option Plan, as amended April 17, 2000.

  4.6
  Form of Stock Option Grant Certificate under Melita International Corporation 1997 Stock Option Plan, as amended April 17, 2000.

  4.7
  eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended.

  4.8
  Form of Option Agreement under eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended.

  4.9
  eshare/divine 2001 Stock Incentive Plan.

  4.10
  Form of Option Agreement under eshare/divine 2001 Stock Incentive Plan.

  5.1
  Opinion of Bell, Boyd & Lloyd LLC, counsel to divine, as to the legality of the shares of common stock being offered under the Melita International Corporation 1997 Stock Option Plan, as amended; eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended; and eshare/divine 2001 Stock Incentive Plan.

  23.1
  Consent of KPMG LLP, with respect to the financial statements of divine, inc.

  23.2
  Consent of Bell, Boyd & Lloyd LLC (contained in its opinion filed as Exhibit 5.1).

  23.3
  Consent of KPMG LLP, with respect to the financial statements of RoweCom Inc.

  23.4
  Consent of Luboshitz Kasierer, with respect to the financial statements of Emicom Group, Inc.

  23.5
  Consent of Ernst & Young LLP, with respect to the financial statements of Data Return Corporation.

  24.1
  Power of Attorney (included on the signature page of this registration statement).

Item 9. Undertakings.

        The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)  The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to divine's directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, divine has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by divine of expenses incurred or paid by a director, officer, or controlling person of divine in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, divine will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, divine certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on this 21st day of June, 2002.

divine, inc.
By:
/s/ MICHAEL P. CULLINANE Michael P. Cullinane Executive Vice President, Chief Financial Officer, and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Andrew J. Filipowski, Michael P. Cullinane, and Jude M. Sullivan, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as such person might or could do in person, hereby to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated on June 21, 2002.

Signature	Title

/s/ ANDREW J. FILIPOWSKI Andrew J. Filipowski	Chairman of the Board and Chief Executive Officer
/s/ MICHAEL P. CULLINANE Michael P. Cullinane	Executive Vice President, Chief Financial Officer, Treasurer, and Director
/s/ PAUL HUMENANSKY Paul Humenansky	President, Chief Operating Officer, and Director
Tommy Bennett	Director

/s/ JOHN COOPER John Cooper	Director
/s/ JAMES E. COWIE James E. Cowie	Director
Michael H. Forster	Director
Arthur W. Hahn	Director
J. Kevin Nater	Director

INDEX TO EXHIBITS

Exhibits	Description
4.4	Melita International Corporation 1997 Stock Option Plan, as amended April 17, 2000.
4.5	Form of Option Agreement under the Melita International Corporation 1997 Stock Option Plan, as amended April 17, 2000.
4.6	Form of Stock Option Grant Certificate under Melita International Corporation 1997 Stock Option Plan, as amended April 17, 2000.
4.7	eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended.
4.8	Form of Option Agreement under eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended.
4.9	eshare/divine 2001 Stock Incentive Plan.
4.10	Form of Option Agreement under eshare/divine 2001 Stock Incentive Plan.
5.1
Opinion of Bell, Boyd & Lloyd LLC, counsel to divine, as to the legality of the shares of common stock being offered under the Melita International Corporation 1992 Stock Option Plan, as amended; Melita International Corporation 1997 Stock Option Plan, as amended; eshare Technologies, Inc. Stock Option and Restricted Stock Purchase Plan, as amended; and eshare/divine 2001 Stock Incentive Plan.
23.1	Consent of KPMG LLP, with respect to the financial statements of divine, inc.
23.2	Consent of Bell, Boyd & Lloyd LLC (contained in its opinion filed as Exhibit 5.1).
23.3	Consent of KPMG LLP, with respect to the financial statements of RoweCom Inc.
23.4	Consent of Luboshitz Kasierer, with respect to the financial statements of Emicom Group, Inc.
23.5	Consent of Ernst & Young LLP, with respect to the financial statements of Data Return Corporation.
24.1	Power of Attorney (included on the signature page of this registration statement).

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EXPLANATORY NOTE
PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS